Exhibit 99.1

Structure Therapeutics Reports Third Quarter 2025 Financial Results and Recent Highlights

Topline 36-week data from oral small molecule GLP-1 receptor agonist aleniglipron ACCESS and ACCESS II studies on track for readouts by year-end 2025

Oral small molecule amylin receptor agonist (ACCG-2671) Phase 1 study initiation anticipated by year-end 2025; second oral amylin receptor agonist (ACCG-3535) development candidate declared

Strong financial position with cash, cash equivalents and short-term investments of $799.0 million as of September 30, 2025

SAN FRANCISCO, November 6, 2025– Structure Therapeutics Inc. (NASDAQ: GPCR), a clinical-stage global biopharmaceutical company developing novel oral small molecule therapeutics for metabolic diseases, with a focus on obesity, today reported financial results for the third quarter ended September 30, 2025, and provided a business update.

“We are on schedule to report topline data by year-end 2025 from both the ACCESS and ACCESS II studies of aleniglipron, our once-daily oral small molecule GLP-1 receptor agonist for the treatment of obesity,” said Raymond Stevens, Ph.D., CEO of Structure Therapeutics. “In parallel, we plan to initiate a Phase 1 study of ACCG-2671, which we believe to be the most advanced oral small molecule amylin receptor agonist in development, and we have declared a second amylin development candidate to further enhance our leadership position with oral small molecules engaging this attractive target. We believe the future of obesity treatment lies in multiple options and includes oral, combinable, and broadly accessible therapies—principles that define and differentiate our pipeline and development strategy. These upcoming milestones mark meaningful progress toward realizing that vision.”

Recent and Upcoming Milestones

Aleniglipron (GSBR-1290) - Oral Small Molecule Selective Glucagon-Like Peptide 1 (GLP-1) Receptor Agonist for the Treatment of Obesity and Overweight

ACCESS and ACCESS II Studies on track for topline 36-week data readouts by year-end 2025

•	ACCESS is a Phase 2b randomized placebo-controlled, 36-week study that enrolled approximately 220 adults with obesity, or overweight with at least one weight-related comorbidity, evaluating doses up to 120 mg of aleniglipron with a four-week titration schedule. An Open Label Extension of the ACCESS study is ongoing.

•	ACCESS II is a Phase 2 randomized placebo-controlled study that enrolled approximately 80 adults with obesity, or overweight with at least one weight-related comorbidity, evaluating higher doses of aleniglipron (180 mg and 240 mg) with a four-week titration schedule. Following the initial 36-week evaluation, patients continue in the study to 44 weeks, which allows for collection of an additional eight weeks of double-blinded safety, tolerability, and efficacy data.

Three supplementary studies ongoing to generate additional data to competitively position aleniglipron and further support the design of the Phase 3 program

•	Study to assess a maintenance switching strategy from an approved injectable GLP-1 receptor agonist to aleniglipron – Enrollment is ongoing in this maintenance switching study which is evaluating the transition from an approved injectable GLP-1 receptor agonist to once-daily oral aleniglipron for weight loss maintenance. This study will assess the starting dose and the weight loss maintenance over 12 weeks.

•	Body composition study – This fully-enrolled Phase 2 randomized placebo-controlled study is assessing the effect of aleniglipron on body fat loss measured via DEXA over a 40-week evaluation period. These data will be used to support the inclusion of body composition endpoints into the Phase 3 program.

•	Study in patients with type 2 diabetes mellitus (T2DM) with obesity/overweight – Enrollment is ongoing in this Phase 2 randomized placebo-controlled study which is assessing aleniglipron at doses of up to 240 mg in patients living with obesity or overweight with T2DM. Data from the 38-week study will be used to support the inclusion of a cohort of patients with T2DM in the Phase 3 obesity program.

Oral Small Molecule Amylin Receptor Agonists for the Treatment of Obesity or Overweight with Comorbidities

•	ACCG-2671 – Investigational new drug enabling activities for ACCG-2671 are ongoing, with the initiation of a first-in-human Phase 1 clinical study expected by year-end 2025.

•	ACCG-3535 – A second dual amylin and calcitonin receptor agonist development candidate, ACCG-3535, has been selected. ACCG-3535 is a unique chemical structure from ACCG-2671. Preclinical ACCG-3535 data were recently presented at Obesity Week 2025 demonstrating high binding affinity to human amylin and calcitonin receptors and balanced potency in human amylin and calcitonin receptor functional assays. In addition, ACCG-3535 demonstrated robust food intake suppression and significant, dose-dependent body weight reduction as a monotherapy in diet-induced obese rats. Combination therapy with semaglutide (both concurrently and as a subsequent add-on to semaglutide) resulted in superior weight loss compared to semaglutide or ACCG-3535 monotherapy.

Third Quarter 2025 Financial Highlights

Cash Position: Cash, cash equivalents and short-term investments totaled $799.0 million as of September 30, 2025. The Company expects its current cash, cash equivalents and short-term investments to fund projected operations and key clinical milestones through at least 2027. For aleniglipron, this includes costs related to the ongoing ACCESS and ACCESS II studies, extension studies, the supplementary studies, and Phase 3 readiness activities, but excludes Phase 3 registrational studies.

Research and Development (R&D) Expenses: R&D expenses for the third quarter of 2025 were $59.0 million, as compared to $32.6 million for the same period in 2024. The increase in R&D expenses was primarily due to increases related to clinical trial costs, preclinical research and development expenses and employee expenses (primarily due to an increase in personnel) to support the advancement of our GLP-1R franchise including aleniglipron.

General and Administrative (G&A) Expenses: G&A expenses for the third quarter of 2025 were $14.8 million, as compared to $13.2 million for the same period in 2024. The increase in G&A expenses was primarily due to increases in employee expenses as we expanded our infrastructure to drive and support the growth in our operations as a publicly-traded company.

Net Loss: Net loss for the third quarter of 2025 totaled $65.7 million, with non-cash share-based compensation expense of $7.5 million, compared to $34.0 million for the third quarter of 2024 with non-cash share-based compensation expense of $6.0 million.

About Structure Therapeutics

Structure Therapeutics is a science-driven clinical-stage biopharmaceutical company focused on discovering and developing innovative oral small molecule treatments for chronic metabolic conditions with significant unmet medical needs. Utilizing its next generation structure-based drug discovery platform, the Company has established a robust GPCR-targeted pipeline, featuring multiple wholly-owned proprietary clinical-stage oral small molecule compounds designed to surpass the scalability limitations of traditional biologic and peptide therapies and be accessible to more patients around the world. For additional information, please visit www.structuretx.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning: the Company’s future plans and prospects; the expected timing of topline data readouts from the ACCESS and ACCESS II studies; the planned initiation of the ACCG-2671 Phase 1 study and the timing thereof; the Company’s anticipated cash runway and uses of cash; the belief that ACCG-2671 represents one of the most advanced oral small molecule amylin agonists in development; the Company’s plans to conduct supplementary aleniglipron studies, including the study design, expected use of data from these studies and timing thereof; the planned initiation of the Phase 2 study in patients with obesity or overweight and T2DM and the timing thereof; and any expectations regarding the safety, efficacy or tolerability of aleniglipron, ACCG-2671, ACCG-3535, and other candidates under development. In addition, when or if used in this press release, the words and phrases “anticipate,” “believe,” “expect,” “may,” “on track,” “plan,” “potential,” “prepare,” “to be,” “will,” and similar expressions and their variants, as they relate to the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation: risks and uncertainties related to the results from earlier clinical studies not necessarily being predictive of future results; potential delays in the commencement, enrollment and completion of the Company’s planned clinical studies, the Company’s ability to advance aleniglipron, ACCG-2671, ACCG-3535, ANPA-0073, LTSE-2578, and its other therapeutic candidates, obtain regulatory approval of, and ultimately commercialize the Company’s therapeutic candidates; competitive products or approaches limiting the commercial value of the Company’s product candidates; the timing and results of preclinical and clinical studies; the Company’s ability to fund development activities and achieve development goals; the Company's reliance on third parties, including clinical research organizations, manufacturers, suppliers and collaborators, over which it may not always have full control; general geopolitical and macroeconomic conditions, including as a result of tariffs and various global conflicts; the Company’s ability to protect its intellectual property; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s latest Quarterly Report on Form 10-Q and future reports the Company may file with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$58,989	$32,598	$156,566	$75,327
General and administrative	14,798	13,238	43,983	35,840
Total operating expenses	73,787	45,836	200,549	111,167
Loss from operations	(73,787)	(45,836)	(200,549)	(111,167)
Interest and other income, net	8,183	11,951	26,688	25,294
Loss before provision for income taxes	(65,604)	(33,885)	(173,861)	(85,873)
Provision for income taxes	108	92	345	174
Net loss	$(65,712)	$(33,977)	$(174,206)	$(86,047)

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Balance Sheet Data

(unaudited)

(In thousands)

	SEPTEMBER 30,	DECEMBER 31,
	2025	2024
Assets
Current assets:
Cash, cash equivalents and short-term investments	$799,043	$883,518
Prepaid expenses and other current assets	14,979	7,693
Total current assets	814,022	891,211
Property and equipment, net	4,675	3,478
Operating right-of-use assets	6,863	3,535
Other non-current assets	6,599	5,106
Total assets	$832,159	$903,330
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$17,796	$8,024
Accrued expenses and other current liabilities	36,929	26,299
Operating lease liabilities, current portion	2,802	1,698
Total current liabilities	57,527	36,021
Operating lease liabilities, net of current portion	4,288	2,164
Other non-current liabilities	325	302
Total liabilities	62,140	38,487
Total shareholders’ equity	770,019	864,843
Total liabilities and shareholders’ equity	$832,159	$903,330

Investors:

Danielle Keatley

Structure Therapeutics Inc.

ir@structuretx.com

Media:

Dan Budwick

1AB

Dan@1abmedia.com